Exhibit 99.1

Yongye International, Inc. Announces Amended Going Private Proposal Approved By Stockholders

BEIJING, June 6, 2014 -- Yongye International, Inc. (NASDAQ: YONG) ("Yongye" or the "Company"), a leading developer, manufacturer, and distributor of crop nutrient products in the People's Republic of China, today announced that, at the special meeting of stockholders of the Company (the “Special Meeting”) held today, the Company’s stockholders voted in favor of the proposal to approve the agreement and plan of merger, dated as of September 23, 2013, as amended on April 9, 2014 (as so amended, the “Amended Merger Agreement”), among the Company, Full Alliance International Limited, a British Virgin Islands company (“Holdco”), Yongye International Limited (“Parent”), a Cayman Islands exempted company with limited liability wholly-owned by Holdco, and Yongye International Merger Sub Limited, a Nevada corporation wholly-owned by Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

The Amended Merger Agreement was approved by (i) 39,714,685 shares of Company common stock and Company Series A Convertible Preferred Shares (“Company preferred stock”), voting together as a single class (representing approximately 69.44% of the outstanding shares of Company common stock and Company preferred stock), (ii) 6,505,113 shares of Company preferred stock (representing 100% of the outstanding shares of Company preferred stock), and (iii) 20,838,825 shares of Company common stock (other than shares (a) owned by the Company or any subsidiary of the Company or (b) owned by Holdco, Mr. Zishen Wu, MSPEA Agriculture Holding Limited (“MSPEA”), and Prosper Sino Development Limited (“Prosper Sino”) that will be contributed to Parent pursuant to a contribution agreement, dated September 23, 2013, as amended on November 25, 2013, among Parent, Holdco, Mr. Zishen Wu, Prosper Sino and MSPEA ((a) and (b) collectively, the “Excluded Shares”)) that were present in person or by proxy and voting for or against approval of the Amended Merger Agreement at the Special Meeting (representing approximately 84.52% of the outstanding shares of Company common stock (other than the Excluded Shares) that were present in person or by proxy and voting for or against approval of the Amended Merger Agreement at the Special Meeting), satisfying the voting requirements to approve the Amended Merger Agreement.

The parties currently expect to complete the Merger as soon as possible, subject to the satisfaction or waiver of the conditions set forth in the Amended Merger Agreement. If completed, the Merger would result in the Company becoming a privately held company and its common stock would no longer be listed on the NASDAQ Global Select Market.

About Yongye International, Inc.

Yongye International, Inc. is a leading crop nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye's principal product is a liquid crop nutrient, from which the Company derived substantially all of the sales in 2013. The Company also produces powder animal nutrient product which is mainly used for dairy cows. Both products are sold under the trade name "Shengmingsu," which means "life essential" in Chinese. The Company's patented formula utilizes fulvic acid as the primary compound base and is combined with various micro and macro nutrients that are essential for the health of the crops. The Company sells its products primarily to provincial level distributors, who sell to the end-users either directly or indirectly through county-level and village-level distributors. For more information, please visit the Company's website at www.yongyeintl.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts

Yongye International, Inc.

Ms. Rain Xia

Phone: +86-10-8231-9608

E-mail: ir@yongyeintl.com

FTI Consulting

Mr. John Capodanno (U.S. Contact)

Phone: +1-212-850-5705

E-mail: john.capodanno@fticonsulting.com

Ms. May Shen (China Contact)
Phone: +86-10-8591-1951
E-mail: may.shen@fticonsulting.com